                                                                     EXHIBIT 8


                                                             November __, 1996



        Aetna Industries, Inc.           Aetna Holdings, Inc.
        24331 Sherwood Avenue            24331 Sherwood Avenue
        P.O. Box 3067                    P.O. Box  3067
        Centerline, MI  48015-0067       Centerline, MI  48015-0067

        MS Acquisition Corp.             Aetna Export Sales Corp.
        24331 Sherwood Avenue            Citibank Building
        P.O. Box 3067                    Veterans Drive
        Centerline, MI  48015-0067       Charlotte Amalie
                                         St. Thomas, U.S. Virgin Islands



Re:   Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as United States counsel to Aetna Industries, Inc. (the "Company") in connection with the registration under the United States Securities Act of 1933, as amended (the "Securities Act"), of up to $85,000,000 aggregate principal amount of 11 7/8% Senior Notes due 2006 (the "New Notes") and the exchange (the "Exchange") of the New Notes for a like principal amount of 11 7/8% Senior Notes due 2006.

We are giving this opinion in connection with the Registration Statement on Form S-4 (Registration No. 333-11801), and any amendments thereto, relating to the registration by the Company of the New Notes to be offered in the Exchange, filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed to them in the Registration Statement.

In arriving at the opinion expressed below, we have examined and relied upon the following documents:

     (a) the Registration Statement;
     (b) the form of the Notes;

Aetna Industries, Inc.
MS Acquisition Corp.
Aetna Holdings, Inc.
Aetna Export Sales Corp.
November __, 1996



        (c) the form of Indenture between the Company, Aetna Holdings, Inc., MS Acquisition Corp., Aetna Export Sales Corp. and Norwest Bank Minnesota, National Association; and
        (d)     the form of Registration Rights Agreement.

We have also read and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such certificates and representations of officers and representatives of the Company and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that (i) each agreement referred to in clauses (a) through (d) above represents the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms, and the entire agreement between the parties with respect to the subject matter thereof, (ii) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (iii) the transactions provided for by each agreement were and will be carried out in accordance with their terms.

Our opinion is based upon existing United States federal income tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinion.

The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

We have advised the Company in connection with the description of the material United States federal income tax consequences to U.S. Holders that appears in the Registration Statement under the caption "Certain Federal Income Tax Consequences" and confirm that, in our opinion, such discussion, to the extent that it relates to matters of United States federal income tax law, is accurate in all material respects. While such description discusses the material anticipated federal income tax consequences applicable to certain U.S. Holders, it does not purport to discuss all United States tax consequences and our opinion is limited to those United States tax consequences specifically discussed therein.

In giving the foregoing opinion, we express no opinion other than as to the federal income tax law of the United States of America.

Aetna Industries, Inc.
MS Acquisition Corp.
Aetna Holdings, Inc.
Aetna Export Sales Corp.
November __, 1996


We are furnishing this letter in our capacity as United States counsel to the Company and this letter is solely for the Company's benefit. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and we further consent to the use of our name under the captions "Legal Matters" and "Certain Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,


/s/ Morgn, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP